Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-292526

Prospectus Supplement No. 5

(To Prospectus Dated January 12, 2026)

Robo.ai Inc.

Up to 150,500,000 Class B Ordinary Shares

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated January 12, 2026, which forms a part of our registration statement on Form F-1 (Registration No. 333-292526), as amended and supplemented, with the information contained in our current report on Form 6-K furnished with the U.S. Securities and Exchange Commission on April 1, 2026. The prospectus relates to the potential offer and sale from time to time by the selling securityholders named therein or their pledgees, donees, transferees, assignees, or other successors in interest (that receive any of the securities as a gift, distribution, or other non-sale related transfer) of up to 150,500,000 Class B ordinary shares, par value US$0.0001 per share, of Robo.ai Inc.

This prospectus supplement updates and supplements the information in the prospectus and is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the prospectus and if there is any inconsistency between the information therein and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class B ordinary shares are listed on the Nasdaq Stock Market LLC, or Nasdaq, under the ticker symbol “AIIO.” On March 31, 2026, the closing price of our Class B ordinary shares on Nasdaq was US$0.1066.

We may further amend or supplement the prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus, this prospectus supplement, and any amendments or supplements carefully before you make your investment decision.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 17 of the prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 1, 2026.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER

THE SECURITIES EXCHANGE ACT OF 1934

For the month of April 2026

Commission File Number: 001-41559

Robo.ai Inc. (Registrant’s Name)
Meydan Grandstand, 6th floor Meydan Road, Nad Al Sheba Dubai United Arab Emirates (Address of principal executive offices)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒     Form 40-F ☐

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Robo.ai Inc.

Date: April 1, 2026	By:	/s/ Benjamin Bin Zhai
	Name:	Benjamin Bin Zhai
	Title:	Chief Executive Officer

Exhibit 99.1

Robo.ai Inc. Announces Reverse Stock Split

DUBAI, UAE, April 1, 2026 — Robo.ai Inc. (Nasdaq: AIIO) (the “Company”), a technology company headquartered in the United Arab Emirates, today announced that it will implement a 1-for-20 reverse stock split of all classes of the Company’s ordinary shares, including the Class A ordinary shares and the publicly traded Class B ordinary shares, effective at 8:00 am, U.S. Eastern time, on April 6, 2026. The reverse stock split was approved by the Company’s board of directors on January 19, 2026 pursuant the Company’s fourth amended and restated memorandum and articles of association. Before the reverse stock split, there were 36,350,011 Class A ordinary shares and 355,750,058 Class B ordinary shares. After the reverse stock split, there will be 1,817,501 Class A ordinary shares and 17,787,525 Class B ordinary shares. The Company’s Class B ordinary shares will begin trading on an adjusted basis giving effect to the reverse stock split at the opening of market, U.S. Eastern time, on April 6, 2026 under the existing ticker symbol “AIIO.” The new CUSIP number of the Company’s Class B ordinary shares will be G6693P122.

The reverse stock split is being implemented to regain compliance with the US$1.00 minimum bid price requirement for continued listing on the Nasdaq Capital Market with respect to the Company’s Class B ordinary shares. As a result of the reverse stock split, the trading price of the Class B ordinary shares is expected to increase proportionately after the effectiveness of the reverse stock split, although the Company can give no assurance that the trading price of the Class B ordinary shares after the reverse stock split will be equal to or greater than twenty times the trading price before the reverse stock split.

The reverse stock split affects all shareholders uniformly and will not alter any shareholder’s percentage interest in the Company’s outstanding share capital, except for adjustments that may result from the treatment of fractional shares.

Outstanding Company options, warrants, and other applicable convertible securities will be proportionately adjusted in accordance with their respective terms. No fractional shares will be issued in connection with the reverse stock split. Shareholders otherwise entitled to receive a fractional ordinary share as a result of the reverse share split will receive a full ordinary share in lieu of such fractional ordinary share.

About Robo.ai Inc.

Robo.ai Inc. (Nasdaq: AIIO) is a technology company focusing on building a global AI robotics network platform. Its mission is to integrate intelligent terminals, develop a unified AI operating system, and establish a smart contract-enabled ecosystem to drive the intelligent era. Robo.ai aims to transform into a decentralized AI asset platform, connecting all AI terminals and enabling the next wave of asset tokenization and the Internet of Things.

Safe Harbor Statement

This press release contains statements that may constitute “forward-looking” statements pursuant to the “safe harbor” provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements can be identified by terminology such as “will,” “expects,” “anticipates,” “aims,” “future,” “intends,” “plans,” “believes,” “estimates,” “targets,” “likely to,” “challenges,” and similar statements. Robo.ai Inc. may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission (the “SEC”), in its annual report to shareholders, in press releases and other written materials, and in oral statements made by its officers, directors, or employees to third parties. Statements that are not historical facts, including statements about Robo.ai Inc.’s beliefs, plans, and expectations, are forward-looking statements. Forward-looking statements involve inherent risks and uncertainties. A number of factors could cause actual results to differ materially from those contained in any forward-looking statement, including but not limited to the following: the Company’s strategies, future business development, and financial condition and results of operations; the Company’s limited operating history; the Company’s ability to generate positive cash flow and profits; the Company’s ability to compete successfully; and the Company’s ability to build its brand and withstand negative publicity. Further information regarding these and other risks is included in the Company’s filings with the SEC. All information provided in this press release is as of the date of this press release, and the Company does not undertake any obligation to update any forward-looking statement, except as required under applicable law.

Investor Relations Contact

Robo.ai Inc.

Email: pr@roboai.io

Website: www.roboai.io